Exhibit 8.3

May 7, 2021

To:	Jiayin Group Inc.
18th Floor, Building No. 1, Youyou Century Plaza 428 South Yanggao Road, Pudong, New Area, Shanghai 200122 People’s Republic of China

Dear Sirs or Madam,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this opinion, excluding the Hong Kong Special Administrative Region, Macao Special Administrative Region and the region of Taiwan) and as such are qualified to issue legal opinions on the PRC laws, regulations or rules effective on the date hereof (the “PRC Laws”).

We are acting as the PRC legal adviser for Jiayin Group Inc. (the “Company”), a company incorporated under the laws of the Cayman Islands in connection with the Company’s Registration Statement on Form F-3, including the base prospectus and all amendments or supplements thereto (the “Registration Statement”). For the purpose of filing of the Registration Statement with the U.S. Securities and Exchange Commission (the “SEC”) on May 7, 2021, we have been requested to give this opinion in connection with the Section “Taxation” in the Registration Statement regarding PRC taxation.

The opinion is rendered on the basis of PRC Laws and there is no assurance that any of such laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect. The PRC laws referred to herein are laws, regulations and rules of the mainland territory of the PRC that are currently in force on the date of this opinion. We have not made any investigation of, and do not express any opinions on, the laws and regulations of any jurisdiction other than the PRC.

Based on the foregoing and subject to the disclosures contained in the Registration Statement, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned, the statements set forth in the Registration Statement under the heading “Taxation—PRC Taxation”, to the extent that the discussion states definitive legal conclusions under PRC tax laws and regulations, subject to the qualifications therein, constitute our opinion on such matters.

This opinion is delivered solely for the purpose of and in connection with the Registration Statement publicly submitted to the SEC on the date of this opinion and may not be used for any other purpose without our prior written consent.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the use of our firm’s name under the captions “Enforceability of Civil Liabilities” and “Legal Matters” in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Sincerely yours,

/s/ King & Wood Mallesons
King & Wood Mallesons